Exhibit 99.1

PHH Corporation Announces Appointment of Francis J. Van Kirk to Board of Directors

Mt. Laurel, New Jersey, July 8, 2005—PHH Corporation (NYSE: PHH) today announced the appointment of Francis J. Van Kirk to its Board of Directors effective July 1, 2005.

As previously disclosed in the Company’s Annual Report on Form 10-K for fiscal year 2004, Mr. Van Kirk will serve as Chairman of the Audit Committee and as a Class I director with a term expiring at the Company’s annual meeting in 2006. This appointment brings the total number of directors to seven, five of whom are independent directors.

Mr. Van Kirk served as the Managing Partner of PricewaterhouseCoopers LLP's Philadelphia office since 1996 and retired on June 30, 2005. In this role, Mr. Van Kirk was responsible for the integration and coordination of PricewaterhouseCoopers' lines of service and industry groups to ensure seamless service to its clients. He began his career with PricewaterhouseCoopers in 1971 as Staff Auditor and held positions of increasing responsibility with the firm throughout his career. His experience includes over 20 years as an auditing partner serving SEC registered companies. In addition, Mr. Van Kirk is a member of the Executive Committee of the Greater Philadelphia Chamber of Commerce.

“We are very pleased to have Fran Van Kirk join our Board,” said President and Chief Executive Officer, Terence W. Edwards. “His broad financial expertise and commitment to prudent fiscal management will greatly assist PHH Corporation as an independent, public company.”

About PHH Corporation
Headquartered in Mount Laurel, New Jersey, PHH Corporation is a leading outsource provider of mortgage and vehicle fleet management services. Its subsidiary, PHH Mortgage, is one of the top ten retail originators of residential mortgages in the United States1, and its subsidiary, PHH Arval, is the second-largest fleet management services provider in the United States and Canada2. For additional information about the company and its subsidiaries please visit our Web site at www.phh.com.

1 Inside Mortgage Finance, May 2005
2Automotive Fleet Fact Book, June 2005

Contact Information:
Investors:	Media:
Nancy R. Kyle	Karen McCallson
856-917-4268	856-917-9324